Vuzix Corporation Announces Full Exercise of Over-Allotment Option

ROCHESTER, NY (July 31, 2013): Vuzix Corporation (TSX-V: VZX, OTCQB: VUZI, FMB:V7X), a leading developer and supplier of smart glasses, today announced the full exercise of the over-allotment option granted to the underwriters to purchase an additional 525,000 shares of its common stock and warrants to purchase up to an aggregate of 525,000 shares of common stock, at a public offering price of $2.00 per share and $0.0001 per warrant, respectively, in connection with its previously announced underwritten initial public offering of 3,500,000 shares of common stock, and warrants to purchase up to an aggregate of 3,500,000 shares of common stock, bringing expected total gross proceeds from the offering to approximately $8,050,000, before underwriting discounts and commissions and other offering expenses payable by Vuzix.  The warrants have a per share exercise price of $2.25, are exercisable immediately, and expire 5 years from the date of issuance.

Aegis Capital Corp. is acting as sole book-running manager for the offering.

Chardan Capital Markets is acting as a financial advisor for the offering.

This offering is being made only by means of a prospectus.  Copies of the prospectus relating to this offering may be obtained by contacting Aegis Capital Corp., Prospectus Department, 810 Seventh Avenue, 18th Floor, New York, NY 10019, telephone: 212-813-1010, e-mail: prospectus@aegiscap.com.

A registration statement relating to these securities was declared effective by the Securities and Exchange Commission (“SEC”) on July 30, 2013 and an abbreviated registration statement relating to these securities was effective upon filing with the SEC on July 30, 2013.  This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

The Company has been informed that its common stock will be suspended from trading on the TSX Venture Exchange indefinitely, and that it may be delisted thereafter.

About Vuzix Corporation

Vuzix is a leading supplier of Video Eyewear products in the consumer, commercial and entertainment markets. The Company's products, personal display devices that offer users a portable high quality viewing experience, provide solutions for mobility, wearable displays and virtual and augmented reality. Vuzix holds 33 patents and 15 additional patents pending and numerous IP licenses in the Video Eyewear field. The company has won Consumer Electronics Show (or CES) awards for innovation for the years 2005 to 2013 and several wireless technology innovation awards, among others. Founded in 1997, Vuzix is a public company (TSX-V:VZX, OTCQB: VUZI, FMB: V7X) with offices in Rochester, NY, Oxford, UK and Tokyo, Japan. For more information visit www.vuzix.com.

For further Investor Information, please contact:

Vuzix Corporation
75 Town Centre Drive
Rochester, NY 14623 USA
Investor Information – Grant Russell
IR@Vuzix.com
Tel: +1 (585) 359-7562